Exhibit 10.18

November 25, 2024

Mr. Sravan K. Emany 811 Cedar Terrace

Westfield N.J. 07090

Re: Offer of Employment

Dear Sravan,

Beam Therapeutics, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.
Start Date. Provided that you satisfy the conditions described at the end of this letter agreement (this “Agreement”), your first day of employment with the Company will be no later than December 19, 2024, or another date mutually agreed upon in writing between you and the Company. The actual day you begin employment will be referred to as the “Start Date.”
2.
Position. Your initial title with the Company will be Chief Financial Officer. You will report to John Evans, Chief Executive Officer. You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and its affiliates and to abide by all policies, practices and procedures of the Company and all codes of ethics or business conduct applicable to your position, as in effect from time to time. As this is a full-time role, it is understood and agreed that you will not engage in additional employment, consulting, or other business activities (whether full-time or part-time) without prior written consent from the Chief Executive Officer. Notwithstanding anything to the contrary in this paragraph, the Company provides consent for you to continue your current commitments as described on Exhibit A hereto. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
3.
Location. It is understood that the Company will not require you to relocate permanently to the Cambridge, Massachusetts area. You agree to perform the duties of your position and such other duties as may be assigned to you from time to time by the Company. You are generally expected to work from the Company’s Massachusetts office, currently located in Cambridge, MA, two to three days per week on a consistent schedule. If there are important meetings in the office on days that you are not routinely on site, you are expected to be in the office on those days as well. While working remotely, you agree to only work from locations that allow you proper internet access to be able to do your job.

4.
Salary. The Company will pay you a base salary at the rate of $575,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to periodic review and adjustments at the discretion of the Compensation Committee (the “Committee”) of the Board of

Exhibit 10.18

Directors of the Company (the “Board”). The base salary in effect at any given time is referred to herein as the “Base Salary.”
5.
Annual Incentive Bonus. For each calendar year of your employment with the Company, you may be eligible to earn a discretionary annual incentive bonus. Your initial target annual bonus will be 50 percent of your base salary. To earn an annual performance bonus for any particular calendar year of employment,

(i) the Company and/or you must achieve applicable performance metrics, to be established, determined, and measured by the Board in its sole discretion, and (ii) you must remain employed by the Company on the date the bonus is paid. Nothing in this offer letter requires the Company to pay an annual bonus in any particular year. For your first year of your employment with the Company, if you remain employed by the Company through the date the Company pays an annual incentive bonus, your annual incentive bonus will be guaranteed to be an amount equal to your target annual bonus, without pro-ration.

6.
Sign-on Bonus. The Company will pay you a one-time sign-on bonus in the gross amount of $325,000 which will be paid in the first month of employment, subject to your continued employment on the payment date. This payment will be subject to customary deductions and withholdings as required by law. You acknowledge and agree that, if your employment is terminated with Cause (as defined below) or if you resign other than for Good Reason (as defined below), in either case before the first anniversary of the Start Date, you will repay the gross amount of the sign-on bonus within thirty (30) days following the last day of your employment.
7.
Equity Awards. Subject to approval of the Board or the Committee, following your Start Date you will be granted the following equity awards (subject to your remaining employed on the date such awards are granted):
a)
An option (the “Option Award”) to purchase 160,000 shares of the Company’s common stock (the “Common Stock”). The Option Award will have an exercise price per share equal to the closing price of the Common Stock on The Nasdaq Global Select Market on the last day of the first month of your employment. The shares underlying the Option Award (the “Option Shares”) will vest and become exercisable, subject to your continued employment on each applicable vesting date, as follows: 25% of the Option Shares will vest on the first anniversary of the vesting start date associated with the Option Award and the remainder shall vest thereafter in equal monthly installments each month following such date for the subsequent thirty-six (36) months such that the options would be fully vested with respect to the Option Shares on the four-year anniversary of the vesting start date.
b)
An award of 80,000 restricted stock units (the “RSU Award”). The RSU Award will be granted on the last day of the first quarter of your employment and will vest in four (4) equal installments on the anniversary of the grant date, subject to your continued employment such that the RSU Award would be fully vested on the four-year anniversary of the grant date.
c)
The Option Award and the RSU Award will be subject to the terms and conditions of the Beam Therapeutics Inc. 2019 Equity Incentive Plan (as it may be amended from time to time, or any successor to such plan, the “Plan”) as well as the agreement evidencing the applicable award. In the event of any conflict between the terms of this Agreement and the terms of the Plan or the applicable award agreement, the Plan or award agreement will control.

8.
Benefits; Expense Reimbursement.

Exhibit 10.18

a)
You will be eligible to participate in such benefits programs as the Company shall maintain from time to time in accordance with the terms of such plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.
b)
In accordance with the Company’s policies and procedures, you will be entitled to reimbursement of all reasonable and properly documented expenses incurred by you in the performance of your duties that are approved by the Company, including with respect to reasonable expenses related to travel to Cambridge, Massachusetts to work from the Company’s offices. Your right to payment or reimbursement for business expenses and other amounts hereunder shall be subject to the following additional rules: (a) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (b) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (c) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
9.
Representation Regarding Other Obligations. As a condition of your employment, you will enter into an Employee Non-Solicitation, Confidentiality and Assignment Agreement between you and the Company (the “the Employee Non-Solicitation, Confidentiality and Assignment Agreement”). You represent that if you are subject to any confidentiality, non-competition or other agreement that restricts your employment activities or that may affect the performance of your obligations to the Company under this Agreement, you have provided the Company with a copy of that agreement. You further represent that you have not used and agree that you will not use or disclose on behalf of the Company any trade secret or other confidential or proprietary information of any previous employer or any other party without that party’s consent. The terms of the Employee Non-Solicitation, Confidentiality and Assignment Agreement will continue to apply regardless of any change of duties, position or compensation or benefits during your employment.
10.
Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
11.
Entire Agreement, Interpretation, Enforcement and Amendment. This Agreement, the Equity Documents and the Employee Non-Solicitation, Confidentiality and Assignment Agreement constitute the complete agreement between you and the Company, contain all the terms of your employment with the Company and supersede any prior agreements, representations, or understandings (whether written, oral, or implied) between you and the Company related to the subject matter of this Agreement. Except with respect to any Disputes arising under the Equity Documents, which will be governed by the governing law set forth therein, the terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance, or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (“Disputes”) will be governed by laws of the Commonwealth of Massachusetts, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts regarding any Dispute or any claim related to any Dispute. This Agreement may be amended or modified only by a written instrument signed by you and by a duly authorized representative of the Company.

Exhibit 10.18

12.
Termination of Employment; Severance Benefits. It is understood that you are an “at-will” employee. Either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, subject to the following:
a)
the Company may terminate your employment with Cause upon written notice to you effective immediately, in which case you will not be entitled to receive any form of payment other than your earned salary (“Accrued Obligations”);
b)
you may terminate your employment upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than the Accrued Obligations. In the event you provide the Company with the written notice contemplated by the prior sentence, the Company may unilaterally accelerate the date of termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement;
c)
the Company may terminate your employment without Cause upon written notice to you effective immediately, in which case you will receive the Accrued Obligations. In addition, subject to your entering into and complying with a separation agreement and general release in a form provided by the Company (the “Separation Agreement”) that becomes fully effective (due to its timely execution and non-revocation) within sixty (60) days of the termination of your employment, or such shorter period of time set forth therein (such requirements, the “Release Requirements”), which may, in the Company’s discretion, include a one year post-employment noncompetition provision, then in addition to the Accrued Obligations, you will be entitled to: (i) payment of an amount equal to twelve (12) months of your then Base Salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, and (ii) provided you timely elect and remain eligible for coverage pursuant to Part 6 of Title I of ERISA, or similar state law (collectively, “COBRA”), payment or reimbursement to you of an amount equal to monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents until the earliest of (A) twelve (12) months following the date of termination, (B) the date you become eligible for coverage under a subsequent employer’s medical plan or (C) the date you become ineligible for COBRA, all subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act (collectively the “Severance Payments”); and

d)
in the event that, within the Change in Control Period (as defined below), your employment with the Company is terminated by the Company without Cause or as a result of your resignation for Good Reason, then in addition to the Accrued Obligations, and subject to your compliance with the Release Requirements and in lieu of the Severance Payments, you will be entitled to: (i) an amount equal to twelve (12) months of your then Base Salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of termination in accordance with the Company’s usual payroll practices and periods; (ii) an amount equal to your target annual performance bonus amount for the year your employment terminates, payable within sixty (60) days following the date of termination; (iii) provided you timely elect and remain eligible for COBRA coverage, payment or reimbursement to you of an amount equal to monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents until the earliest of (A) twelve (12) months following the date of termination, (B) the date you become eligible for coverage under a subsequent employer’s medical plan or (C) the date you become ineligible for COBRA, all subject to applicable COBRA terms and in compliance with

Exhibit 10.18

applicable non-discrimination or other requirements under the Code, the Patient Protection and Affordable Care Act, and the Health Care and Education Reconciliation Act (collectively, the “CIC Severance Payments”) and (iv) immediate vesting of the then unvested portion of any outstanding equity awards then held by you (together with the CIC Severance Payments, the “CIC Severance Benefits”). In order to effectuate the accelerated vesting contemplated by (iv) in the preceding sentence, the unvested portion of your equity awards that would otherwise terminate or be forfeited on the last day of your employment will be delayed until the earliest of (A) the date on which both a Change in Control and the effective date of the Separation Agreement has occurred (at which time acceleration will occur), (B) the date that the Separation Agreement can no longer become fully effective (at which time the unvested portion of your equity awards will terminate or be forfeited) or (C) if the date of termination occurred prior to a Change in Control and no Change in Control has occurred, the date that is 31 days after the date of termination (at which time the unvested portion of your equity awards will terminate or be forfeited). For the avoidance of doubt, in no event will you be entitled to both Severance Payments and CIC Severance Payments, and if the Company has commenced providing Severance Payments to you prior to the date you become eligible to receive CIC Severance Payments, then the previously paid Severance Payments shall reduce the CIC Severance Payments.
e)
For purposes of this Agreement:

“Cause” means: (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice is given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in harm to the Company; or (v) your material violation of any provision of any agreement between you and the Company, including this Agreement or any agreement relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions.

“Change in Control” means “Covered Transaction” as defined in the 2019 Equity Incentive Plan: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Change in Control Period” means the period beginning on the date that is 30 days immediately before the date of the first event constituting a Change in Control and ending on the 12 month anniversary of the first event constituting a Change in Control.

“Good Reason” means that you have complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; or (ii) a material diminution in your Base Salary; (each,

Exhibit 10.18

a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. “Good Reason Process” shall mean that (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason Condition within thirty (30) days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and

(v) you terminate employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

f)
The Severance Payments or CIC Severance Payments, as applicable, shall commence within sixty

(60) days after the date of termination of your employment hereunder or, if later, the Change in Control, and shall be made on the Company’s regular payroll dates; provided, however, that if the sixty- (60-) day period begins in one calendar year and ends in a second calendar year, the Severance Payments or CIC Severance Payments, as applicable, to the extent they qualify as “non- qualified deferred compensation” within the meaning of Section 409A (as defined below), shall begin to be paid in the second calendar year. In the event a regular payroll period is missed between the date of the termination of your employment hereunder and first payment date, the first payment shall include a “catch up” payment.

g)
In the interest of clarity, in the event your employment with the Company is terminated as a result of your (1) death, (2) disability, (3) resignation outside of the Change in Control Period, (4) resignation other than for Good Reason within the Change in Control Period or (5) termination by the Company with Cause, you will be entitled to the Accrued Obligations, but you will not be entitled to the Severance Payments, CIC Severance Benefits or any other compensation or benefits. Notwithstanding anything to the contrary in this Agreement, all severance pay and benefits provided to you pursuant to Section 12(c) or (d) of this Agreement (as applicable) shall be reduced and/or offset by any amounts or benefits paid to you to satisfy the federal Worker Adjustment and Retraining Notification (WARN) Act, 29 U.S.C. § 2101 et seq., as amended, and any applicable state plant or facility closing or mass layoff law (whether as damages, as payment of salary or other wages during an applicable notice period or otherwise).

h)
To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the Company or any of its respective subsidiaries and affiliates upon the termination of your employment for any reason. You shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
13.
Timing of Payments and Section 409A.
a)
Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the

Exhibit 10.18

safe harbor set forth in Section 1.409A-1 (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).
b)
For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A- 1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-l(i).
c)
Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.
d)
In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
14.
Section 280G
a.
Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and you (collectively, the "Payments") (i) constitute a "parachute payment" within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent necessary so that no portion of such Payments retained by you shall be subject to excise tax under Section 4999 of the Code; provided, however, such reduction shall only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event of a determination that such reduction is to take place, reduction shall occur in the following order: first, reduction of cash payments, which shall occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; second, cancellation of accelerated vesting of equity awards, which shall occur in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first); and third, reduction of employee benefits, which shall occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

b.
Unless you and the Company otherwise agree in writing, any determination required under this Section 14 shall be made in writing by a nationally recognized independent public accounting or consulting firm (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 14, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application

Exhibit 10.18

of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 14. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 14.
15.
Indemnification. The Company shall indemnify you and hold you harmless to the fullest extent provided under the Certificate of Incorporation and the By-Laws of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations to the Company, subject to the limitations and conditions set forth therein.
16.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to you at the last address you have filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Company’s Chief Executive Officer. Notices, requests, demands and other communications provided for by this Agreement shall also be sufficient if sent by email to your Company email address or, in the case of Company, the Company email address of the Company’s Chief Executive Officer, with confirmation of receipt.
17.
Other. The Company has entered into this Agreement based on your representations (oral and written) regarding your background and experience (including those pertaining to your education, training, qualifications, licensing and prior work experience) on all job applications, resumes or CVs you have submitted to the Company and in any interviews or discussions you have had with the Company. By executing this Agreement, you specifically affirm that all information that you have provided orally and in writing is full, complete and accurate. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (i) your satisfactory completion of reference and background checks, if so requested by the Company, and (ii) your submission of satisfactory proof of legal authorization to work in the United States. You acknowledge and agree that this Agreement and certain payments hereunder may be subject to (i) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time (the “Clawback Policy”); and (ii) applicable law. You shall receive an opportunity to review the Clawback Policy, if any, and agree to take all required action to enable the enforcement of the Clawback Policy. For the avoidance of doubt, any action by the Company to recoup any compensation under the Clawback Policy shall not be deemed to give rise to “Good Reason” hereunder.

[signature page follows]

Exhibit 10.18

9

As of the date first written above, this Agreement will take effect as a binding agreement between you and the Company.

Very truly yours,

BEAM THERAPEUTICS INC.

By: /s/ John Evans John Evans

Chief Executive Officer

Accepted and agreed:

/s/ Sravan K. Emany

12/2/2024

Date